Exhibit 99.1

Certain Information Regarding Directors and Executive Officers of RFTC

The directors of Roaring Fork Trust Company, Inc. (“RFTC”) are William P. Lauder (“WPL”), Gary M. Lauder (“GML”), Joel S. Ehrenkranz (“JSE”), and Matthew Tobin (“MT”).

WPL’s principal business address is The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, and his principal occupation is as Chairman of the Board of Directors of the Issuer.

As of the date hereof, WPL beneficially owned 8,631,685 shares of Class A Common Stock, as to which he has sole voting and investment power, as follows: 13,300 shares of Class A Common Stock held directly; 102,425 shares of Class A Common Stock underlying options previously granted to him by the Issuer, which are exercisable within 60 days; and 8,515,960 shares of Class B Common Stock held directly. Such shares represent approximately 3.4% of the outstanding shares of Class A Common Stock, based on the number of shares outstanding disclosed by the Issuer in a Preliminary Prospectus Supplement filed with the SEC on November 4, 2025. No transactions in the Class A Common Stock were effected by WPL during the past 60 days preceding the filing date of this Schedule 13D except: on November 3, 2025, WPL received a net of 3,233 shares of Class A Common Stock upon the vesting of stock units previously granted to him by the Issuer. WPL holds such shares for investment. WPL is a party to the Stockholders’ Agreement.

GML’s principal business address is The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, and his principal occupation is as a director of the Issuer and Managing Director of Lauder Partners LLC, a venture capital firm. As of the date hereof, GML beneficially owned 66,223 shares of Class A Common Stock, as to which he has sole voting and investment power, as follows: 10,468 shares of Class A Common Stock as custodian for his nieces; 3,595 shares of Class A Common Stock underlying stock units previously granted to him by the Issuer and payable in shares of Class A Common Stock; 6,420 shares of Class A Common Stock underlying options previously granted to him by the Issuer, which are exercisable within 60 days; and 45,740 shares of Class B Common Stock as custodian for his nieces. GML disclaims beneficial ownership of the shares held as custodian to the extent he does not have a pecuniary interest in such shares. No transactions in the Class A Common Stock were effected by GML during the past 60 days preceding the filing date of this Schedule 13D except: on September 16, 2025, GML was credited by the Issuer with 14.16 dividend equivalents on outstanding stock units previously granted to him by the Issuer to GML. GML holds such shares for investment. GML is a party to the Stockholders’ Agreement.

JSE’s principal occupation is senior partner at Ehrenkranz & Ehrenkranz LLP and Ehrenkranz Partners L.P., which provides legal services and wealth management services, respectively. The principal business address of JSE and Ehrenkranz & Ehrenkranz LLP and Ehrenkranz Partners L.P. is 375 Park Avenue, New York, New York 10152.

MT’s principal occupation is an attorney and the President of South Dakota Trust Company LLC (“SDTC”) and the President of SDTC Services, LLC (“SDTC Services”). SDTC’s principal business is as a state chartered trust company providing trustee service, and SDTC Services’ principal business is to provide corporate support services to private and public trust companies. The principal business address of MT and SDTC is 201 S. Phillips Avenue, Sioux Falls, SD 57104. The principal business address of SDTC Services is 212 S. Main Avenue, Sioux Falls, SD 57104.

The executive officer of RFTC is Benjamin Zeliger (“BZ”), its President. BZ’s principal occupation is as General Counsel at Melville Management Corporation (“MMC”), which is a single family, multi-generational family office. The principal business address of BZ and MMC is 767 Fifth Avenue, New York, NY 10153. As of the date hereof, BZ beneficially owned 280 shares of Class A Common Stock, as to which he has sole voting and investment power.